Exhibit 99.1

PRESS RELEASE

For Immediate Release

Company Contact:

Stem Cell Therapy International, Inc.

David Stark

President

davidlstark@gmail.com

STEM CELL THERAPY INTERNATIONAL INC. ANNOUNCES

HISTOSTEM LITIGATION SETTLEMENT

•	STEM CELL THERAPY INTERNATIONAL HAS AGREED TO BE A PARTY TO THE SETTLEMENT

•	SETTLEMENT REQUIRES HISTOSTEM AND STEM CELL THERAPY INTERNATIONAL INC. TO MERGE

TAMPA, Fla. – September 10, 2009 – Stem Cell Therapy International Inc. (SCII), announced today that the Company has agreed to be a party to the settlement between Histostem, Incorporated, a Delaware Corporation (“Histostem USA”) and Histostem Corporation, a Korean Corporation (“Histostem Korea”). The agreement is contingent upon the close of the SCII and Histostem Korea merger, and specifically, the agreement is contingent that at the close of the merger, SCII will acquire no less than 90% of the total fully diluted equity of Histostem Korea.

For the consideration provided by Histostem USA, including but not limited to a waiver of claims and a general release, Histostem Korea and SCII have agreed to pay Histostem USA $100,000 in cash, which will be divided into three equal payments over a two year period; and seven and one half percent (7.50%) of the fully diluted total outstanding shares of SCII common stock following the close of the merger between Histostem Korea and SCII. The management of Stem Cell Therapy International, Inc. will continue to finalize a new merger agreement between SCII and Histostem Korea in the next fifteen days.

Andrew J. Norstrud, Chief Financial Officer, states, “Over the past year, it has been very challenging to make significant progress in operations, obtain the necessary financing to execute our global strategy and complete the merger while we were waiting for the final resolution in the Histostem Korea litigation.” Mr. Norstrud also stated, “We appreciate all of the investors that have continued to support SCII and we look forward to completing this merger and obtaining the necessary financing to enable us to accelerate our strategic initiatives in the near future”.

The Company plans to leverage Histostem Korea’s technology to be the state-of-the-art conduit for bringing Asian adult stem cells into the U.S. for clinical trials and the treatment of conditions on which Americans spend billions of dollars annually. This is predicated on successful clinical trial results by Histostem Korea for Male Pattern Baldness, Buerger’s Disease and other conditions, whose repository of over 80,000 cord blood units has consistently met the rigorous standards of the Korean FDA. This has made Histostem Korea the largest repository of cord blood in the world, and one of the first to actually profit from sales of its own stem cell-derived products.

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (‘SCII’) is in the field of regenerative medicine. SCII is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products. Further information about Stem Cell Therapy International, Inc. can be found by contacting David Stark, President, at the email posted above.

About AmStem International, Inc.

AmStem International, Inc. is a wholly owned subsidiary of SCII, and a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift Federal funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Further information about AmStem International, Inc. can be found by contacting David Stark, SCII President, at the email posted above.

About Histostem Corporation, Ltd:

Histostem, Corp., Ltd. started in Seoul, Korea in 2000. To date it has treated more than 500 patients with stem cells and currently has 56 full-time employees and 28 part-time employees. Histostem’s intellectual property portfolio consists of five patents that have been granted and six patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. Further information about Histostem Corporation, Ltd. can be found by contacting David Stark, SCII President, at the email posted above.

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.